Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
     Arbitron Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-56826) on Form S-8 of Arbitron Inc. of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of the Arbitron 401(k) Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years ended December 31, 2006 and 2005, and the related supplemental schedule of assets (held at end of year) as of December 31, 2006, which report appears elsewhere in this Form 11-K of the Arbitron 401(k) Plan.
/s/ KPMG LLP
Baltimore, Maryland
June 28, 2007